EXHIBIT 23.1

          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
New Century Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of New Century Financial Corporation of our report dated
January 21, 2004, with respect to the consolidated balance sheets of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K, as amended, of New Century Financial Corporation.

                                                /s/ KPMG LLP


Los Angeles, California
September 16, 2004